Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2015 and

Reaffirms Full Year 2015 Guidance

CONCORD, NC (April 29, 2015) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2015 total revenues of $85.3 million and adjusted non-GAAP net income of $1.9 million or $0.05 per diluted share. These items are further discussed and reconciled with comparable GAAP $4.4 million net loss or $0.11 per diluted share amounts below. These results were within management’s expectations, and SMI reaffirmed its full year 2015 earnings guidance of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and high food and health-care costs. Also, many parts of the East Coast of the United States experienced a particularly harsh or longer-lasting winter in 2015. Management believes admissions and certain event related revenues and expenses were negatively impacted by poor weather surrounding certain NASCAR racing events held at Atlanta Motor Speedway in the first quarter 2015.

Race schedule changes in 2015 as compared to 2014 are presented below in the Selected Financial Data. Although the same number of major racing events were held in each quarter, the profitability of similar series events, particularly NASCAR Sprint Cup events, can vary substantially because of differences in broadcasting revenues, seating capacity and demand, media markets, weather conditions surrounding our events and other factors.

First Quarter Comparison:

●	Total revenues were $85.3 million in 2015 compared to $84.5 million in 2014
●	After tax loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share in 2015
●	After tax interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share in 2015
●	After tax insurance recovery gain of $791,000 or $0.02 per diluted share in 2014
●	Net loss was $4.4 million or $0.11 per diluted share in 2015 compared to net income of $1.9 million or $0.05 per diluted share in 2014
●	Non-GAAP net income was $1.9 million or $0.05 per diluted share in 2015 compared to $1.1 million or $0.03 per diluted share in 2014

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended March 31:
	2015	2014

Net (loss) income using GAAP	$(4,399)	$1,867
Loss on early debt redemption and refinancing	5,266	–
Interim interest expense	1,062	–
Non-recurring insurance recovery gain	–	(791)
Non-GAAP net income	$1,929	$1,076

Consolidated diluted (loss) earnings per share using GAAP	$(0.11)	$0.05
Loss on early debt redemption and refinancing	0.13	–
Interim interest expense	0.03	–
Non-recurring insurance recovery gain	–	(0.02)
Non-GAAP diluted earnings per share	$0.05	$0.03

As previously announced, the Company issued new Senior Notes due 2023 in January 2015 and redeemed all outstanding Senior Notes due 2019 in March 2015, and reflected a first quarter 2015 non-recurring charge for early redemption premium, unamortized net deferred loan costs and transaction costs, net of issuance premium associated with the former debt arrangement. The new notes were issued before redemption of the former notes because of a favorable interest rate environment and required Company notice of redemption to note holders. Interim interest expense was incurred between respective issuance and redemption of those notes.

Significant 2015 First Quarter Racing Events

●	Atlanta Motor Speedway - NASCAR Folds of Honor QuikTrip 500 Sprint Cup, Hisense 250 Xfinity and Hyundai Construction Equipment 200 Camping World Truck Series racing events
●	Las Vegas Motor Speedway - NASCAR Kobalt 400 Sprint Cup and Boyd Gaming 300 Xfinity Series racing events
●	Charlotte Motor Speedway - NHRA 4-Wide Nationals racing event

2015 Earnings Guidance

The Company reaffirmed that first quarter 2015 results are consistent with its previous full year 2015 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results. The foregoing guidance excludes charges such as the loss on early debt redemption and refinancing and interim interest expense discussed above.

Dividends and Stock Repurchase Program

On February 11, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 13, 2015 to shareholders of record as of March 2, 2015. On April 15, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 5, 2015 to shareholders of record as of May 15, 2015. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2015, the Company repurchased 61,000 shares of common stock for approximately $1.4 million under its stock repurchase program. As of March 31, 2015, the Company has repurchased 4,115,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 885,000.

Comments

“SMI’s first quarter 2015 results were within our expectations, notwithstanding poor weather surrounding Atlanta Motor Speedway’s NASCAR racing events,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Our 2015 racing season is off to a strong start with first quarter 2015 non-GAAP earnings up over last year. Many of our revenue categories continue to reflect stabilizing or improving trends, and interest in our other promotional activities and facilities use continues to increase. Optimistically, we believe the economy and individual fan and corporate spending trends are continuing to improve. However, our core fans have been particularly hard hit and underemployment remains a substantial struggle for many.

“NASCAR continues to make changes and improvements to our sport that unquestionably are bringing increased on-track racing excitement and renewing fan appeal. Most of our NASCAR event sponsorships for 2015 and many for beyond 2015 are already sold. The substantial new multi-year NASCAR broadcasting rights agreements are in place through 2024, and we have numerous other long-term revenue streams already contracted. As we always have, SMI remains steadfastly committed to delivering our fiercely loyal fans with entertainment experiences and value second to none in motorsports. While able to maintain constrained capital spending from substantial past investments in modern facilities, SMI is more focused than ever on fan generating and customer service initiatives. We are installing high-speed wireless performance and connectivity options and the latest in digital and mobile phone applications, while already owning two of the world’s largest high-definition video boards at Charlotte and Texas Motor Speedways. We believe SMI’s future is as bright as ever with increasing long-term marketing and growth opportunities.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “Our business model is solid and getting stronger. We continue to strengthen SMI’s long-term financial might. Our debt restructuring, ongoing debt reduction and other strategic initiatives have substantially strengthened SMI’s future, and are well positioning us for restored long-term growth. Our management teams continue to intensify their focus on targeting the younger generation, families and first-time fans. NASCAR’s ongoing changes to our sport are some of the most significant and outstanding in years. Unfortunately those terrific gains in excitement are sometimes overshadowed by bad weather conditions, which none of us can control. SMI, NASCAR and the broadcasting powerhouses are all working hard to capture the next generation of race fans, including our many largely untapped demographic markets. The intensifying media coverage by NBC Sports Group and FOX Sports Media Group has been exceptional. We strongly believe these combined efforts provide SMI and our sport with outstanding prospects for renewed growth and profitability.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 34342222. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) April 29th through 11:59 PM (ET) May 13th. The reference number is 34342222. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three Months Ended March 31, 2015 and 2014
(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2015	3/31/2014

Revenues:
Admissions	$18,752	$21,251
Event related revenue	22,270	24,007
NASCAR broadcasting revenue	36,319	31,697
Other operating revenue	7,933	7,587
Total Revenues	85,274	84,542
Expenses and Other:
Direct expense of events	14,870	16,194
NASCAR event management fees	21,619	19,723
Other direct operating expense	4,838	4,729
General and administrative	23,091	23,036
Depreciation and amortization	13,335	13,552
Interest expense, net	6,257	5,601
Loss on early debt redemption and refinancing	8,372	-
Other income, net	(390)	(1,261)
Total Expenses and Other	91,992	81,574
(Loss) Income Before Income Taxes	(6,718)	2,968
Income Tax Provision	2,319	(1,101)
Net (Loss) Income	$(4,399)	$1,867

Basic (Loss) Earnings Per Share	$(0.11)	$0.05
Weighted average shares outstanding	41,338	41,404

Diluted (Loss) Earnings Per Share	$(0.11)	$0.05
Weighted average shares outstanding	41,376	41,429

Major NASCAR-sanctioned Events Held During Period	4	4

Certain Race Schedule Changes:
•

AMS held one NASCAR Sprint Cup and one Xfinity Series racing event in the first quarter 2015 that were held in the third quarter 2014, and one NASCAR Camping World Truck Series racing event (same day as the Xfinity event) in the first quarter 2015 that was not held in 2014

•	BMS held one NASCAR Sprint Cup and one Xfinity Series racing event in the first quarter 2014 that are being held in the second quarter 2015
•	CMS held one major NHRA racing event in the first quarter 2015 that was held in the second quarter 2014
•	LVMS held one major NHRA racing event in the first quarter 2014 that is being held in the second quarter 2015

BALANCE SHEET DATA	3/31/2015	12/31/2014

Cash and cash equivalents	$101,557	$110,046
Total current assets	200,301	189,224
Property and equipment, net	1,044,429	1,052,153
Goodwill and other intangible assets, net	444,621	444,621
Total assets	1,721,485	1,718,267

Deferred race event and other income, net	88,859	55,209
Total current liabilities	138,414	105,631
Credit facility borrowings (all term loan)	200,000	150,000
Total long-term debt	401,093	404,817
Total liabilities	903,606	887,122
Total stockholders' equity	817,879	831,145